EXHIBIT 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-171996) and Form S-3 (No. 333-202920) of The First Bancshares, Inc., of our report dated March 30, 2016, with respect to the consolidated financial statements, and our report dated October 11, 2016, with respect to the effectiveness of internal control over financial reporting of The First Bancshares, Inc., included in this Annual Report Form 10-K, as amended, for the year ended December 31, 2015.

/s/ T. E. Lott & Company

Columbus, Mississippi

October 11, 2016